UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☐  Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HealthExtras, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 28, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of HealthExtras, Inc. The meeting will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 3, 2008 at 10:00 a.m., Eastern Time.

The Notice of Annual Meeting of Shareholders and the Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations. Our directors and officers, as well as a representative of PricewaterhouseCoopers LLP, our independent registered public accountants, will be present to respond to appropriate questions from shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote promptly on the Internet, by telephone or by mailing a proxy card. You may also vote in person at the Annual Meeting even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

DAVID T. BLAIR

Chief Executive Officer

HEALTHEXTRAS, INC.

800 King Farm Boulevard

Rockville, Maryland 20850

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

The 2008 Annual Meeting of Shareholders of HealthExtras, Inc. will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 3, 2008 at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect three directors to the class of directors with a term expiring at the annual meeting of shareholders in 2011 and until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2008; and

3.	To transact any other business that may properly come before the meeting.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Shareholders of record at the close of business on April 4, 2008 are entitled to vote at the Annual Meeting and any adjournment or postponement of that meeting.

We hope that you will vote your shares as soon as possible. The Board of Directors is soliciting your proxy to vote on your behalf at the meeting. You may vote by giving your proxy via the Internet, by telephone or by returning by mail the enclosed proxy card. If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. You may also vote in person at the Annual Meeting. Your proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

THOMAS M. FARAH

Corporate Secretary

Rockville, Maryland

April 28, 2008

YOUR VOTE IS IMPORTANT. The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.

PROXY STATEMENT

OF

HEALTHEXTRAS, INC.

2008 ANNUAL MEETING OF SHAREHOLDERS

June 3, 2008

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at our 2008 Annual Meeting of Shareholders. The Annual Meeting will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 3, 2008 at 10:00 a.m., Eastern Time. This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about May 1, 2008.

IMPORTANT NOTICE

REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 3, 2008

In accordance with rules and regulations recently adopted by the U.S. Securities and Exchange Commission, we are now posting our proxy materials on the Internet free of charge at http://www.amstock.com/ProxyServices/ ViewMaterials.asp in addition to mailing a full set of materials. Our proxy materials include this proxy statement, proxy card and our 2007 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2007.

VOTING & PROXY PROCEDURE

Who Can Vote

You are entitled to vote your shares of HealthExtras common stock if our records show that you held your shares as of the close of business on April 4, 2008. As of the close of business on that date, 43,020,460 shares of our common stock were outstanding. Each share of common stock is entitled to one vote.

Attending the Meeting

If you are a beneficial owner of our common stock held by a broker, bank or other nominee, which is referred to as being held in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your bank or broker are examples of proof of ownership. If you want to vote your shares of our common stock held in street name in person at the meeting, you will have to obtain a written proxy or vote authorization in your name from the broker, bank or other nominee who holds your shares.

Voting

Quorum

A quorum consisting of a majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Votes Required to Approve Each Proposal

In voting on Proposal 1 regarding the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors will be elected by a plurality of the votes cast for the election of directors in the applicable class of directors. This means that the nominees for election as directors in a particular class of directors receiving the greatest number of votes will be elected in that class. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on Proposal 2 regarding the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Ratification of the appointment of PricewaterhouseCoopers requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.

How to Vote

This proxy statement is being sent to you on behalf of our Board of Directors for the purpose of requesting that you vote your shares at the Annual Meeting. We encourage you to vote promptly. All shareholders who are entitled to vote on the matters that come before the Annual Meeting have the opportunity to do so whether or not they attend the meeting in person.

If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. Your bank or broker may allow you to deliver your voting instructions via the telephone or the Internet.

If you are a registered shareholder and are unable to attend the Annual Meeting, you may give us your proxy to vote using any of the following methods:

•	by mail—by marking, dating and signing the enclosed proxy card and returning it promptly by mail in the enclosed postage-paid envelope.

•

by telephone—by calling the toll-free 1-800-PROXIES (1-800-776-9437) from any touchtone telephone within the United States and Canada, or 1-718-921-8500 from any touchtone telephone in any other country. Please have your proxy card available when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Time on June 2, 2008, the day before the Annual Meeting.

•

by the Internet—by accessing www.voteproxy.com and follow the on-screen instructions. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Internet voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Time on June 2, 2008, the day before the Annual Meeting.

Giving us your proxy will allow your shares to be represented and voted in accordance with your instructions at the Annual Meeting by the persons named as proxies on the proxy card. All shares of our common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions. If you submit a valid proxy to us without giving voting instructions, your shares will be voted as recommended by our Board of Directors.

The Board of Directors recommends a vote FOR each of its nominees for director and FOR ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in that proxy card will use their own judgment to determine how to vote your shares represented by your proxy. If the Annual Meeting is postponed or adjourned, your shares may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the meeting.

Changing or Revoking a Proxy

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must advise our Corporate Secretary in writing before your shares have been voted at the Annual Meeting, deliver a later dated proxy or attend the meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

PROPOSAL 1–ELECTION OF DIRECTORS

Our Board of Directors currently has nine members, divided into three classes, each consisting of three directors. The members of each class serve three-year terms that are staggered with the three-year terms of each of the other two classes such that one-third of the Board is elected annually.

The three nominees for the Board whose terms will expire in 2011 are David T. Blair, Daniel J. Houston and Kenneth A. Samet, all of whom are current members of the Board. Messrs. Blair and Houston have served for at least one full three-year term. Mr. Samet was appointed to the Board on April 6, 2006. The Board has determined that all of the nominees, except Mr. Blair, are independent under the Nasdaq Stock Market requirements.

If any nominee is unable to serve, the persons named as proxies on the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote FOR the election of all of the nominees.

Directors & Executive Officers

The following table sets forth certain information with respect to the directors and nominees for director of the Company as of March 31, 2008.

Name	Age	Position	Director Since
Nominees for terms expiring in 2011
David T. Blair(1)	38	Director & Chief Executive Officer	1999
Daniel J. Houston(2)	46	Director	2005
Kenneth A. Samet(3)	50	Director	2006

Continuing directors whose terms expire in 2010
Thomas L. Blair(1)	63	Director	1999
William E. Brock	77	Director	2000
Edward S. Civera	57	Chairman	2000

Continuing directors whose terms expire in 2009
Steven B. Epstein	64	Director	2003
Michael R. McDonnell	44	Director	2005
Dale B. Wolf	53	Director	2003

(1)	Mr. David Blair, our Chief Executive Officer, is the son of Mr. Thomas Blair.
(2)	Mr. Houston is an executive officer of Principal Financial Group, Inc. and was appointed to the Board on April 29, 2005.
(3)	Mr. Samet was appointed to the Board on April 6, 2006.

The following table sets forth certain information with respect to our executive officers who are not directors.

Name	Age	Position
Michael P. Donovan(1) (2)	49	Chief Financial Officer, Treasurer & Executive Vice President, Corporate Development
Thomas M. Farah	54	General Counsel & Corporate Secretary
Nick J. Grujich	45	Executive Vice President & Chief Operating Officer
Hai Tran(2)	38	Chief Financial Officer & Treasurer

(1)	Mr. Richard Hunt served as Chief Financial Officer & Treasurer from June 26, 2006 to March 22, 2007, at which time Mr. Michael Donovan was appointed Chief Financial Officer & Treasurer, a position he had previously held until June 26, 2006. Mr. Donovan also continues to serve as Executive Vice President, Corporate Development.

(2)	The Company announced in a Form 8-K filed with the SEC on April 4, 2008 that Mr. Hai Tran will become Chief Financial Officer & Treasurer effective July 1, 2008 succeeding Mr. Michael Donovan. After July 1, 2008, Mr. Donovan will remain with the Company and provide support on business development opportunities.

Biographical Information of Nominees For Director

David T. Blair (Chief Executive Officer and Director since 1999) is responsible for the overall management of HealthExtras, including Catalyst Rx, its pharmacy benefit management subsidiary. Mr. Blair joined HealthExtras in 1997 as Chief Financial Officer, where he initially developed its supplemental benefits division, which led to the Company’s public offering in 1999. Prior to HealthExtras, Mr. Blair served in a financial role from 1995 to 1997 for United Payors & United Providers, Inc. where he contributed to the company’s initial public offering and several strategic acquisitions. In 1994, Mr. Blair co-founded the Continued Health Care Benefit Program, which was merged into United Payors & United Providers in 1995.

Daniel J. Houston (Director since 2005) was appointed President, Retirement & Investor Services, of Principal Financial Group (NYSE: PFG) in March, 2008. Mr. Houston has held several positions with the Principal Financial Group since 1984, including being named Regional Director of Group and Pension Sales in 1990, Regional Vice President in 1993, Vice President in 1997, Senior Vice President in 2000 and Executive Vice President in 2006. He serves on the board of directors for several entities that are affiliates of Principal Financial Group, including Principal Bank, Principal Financial Advisors, Principal Funds Distributor, Inc., Principal Global Services Private Limited, Principal International, Inc., Principal Shareholder Services, Inc. and Principal Trust Company (Asia) Limited. Mr. Houston previously served on the board of directors of the Delaware Charter Guarantee & Trust Company, an affiliate of Principal Financial Group, and as chairman of the board of directors of Professional Pensions, Inc.

Kenneth A. Samet (Director since April 2006) is the President & Chief Executive Officer of MedStar Health, Inc., the largest integrated health care delivery system in the Mid-Atlantic region. Mr. Samet has held several positions with MedStar Health since 2000, including President & Chief Operating Officer from 2003 to 2006 and Chief Operating Officer from 2000 to 2003. Prior to joining MedStar Health, Mr. Samet was the President of Washington Hospital Center from 1990 to 2000, and from the mid-1980’s to 1990 he held a variety of executive leadership positions with the Medlantic Healthcare Group, which merged with Helix Health in 1998 to create MedStar Health. In 1996, Mr. Samet was named the national Young Healthcare Administrator of the Year by the American College of Healthcare Executives. Previously, Mr. Samet served as the Treasurer of the Maryland Hospital Association’s Executive Committee, as a member of the boards of the National Committee for Quality Health Care, the Capital Community Health Plan and the University of Maryland School of Nursing, and chaired the board of the District of Columbia Hospital Association. He has held leadership positions on the boards of the American Hospital Association and the Maryland Hospital Association, and is the immediate past chairman of the AHA Region III Policy Board. Mr. Samet currently serves as a member of the board of directors of Georgetown University and is the vice chair of the McLean School of Maryland.

Biographical Information of Continuing Directors

Whose Terms Expire in 2010

Thomas L. Blair (Director since 1999) is the founder of HealthExtras and its predecessors. Mr. Blair founded United Payors & United Providers, Inc. in 1994, a publicly traded company, and served as its Chairman and Chief Executive Officer or Co-Chief Executive Officer until it was acquired in 2000. Mr. Blair has formed several health care companies during his thirty-year business career. He is currently retired.

William E. Brock (Director since 2000) is the founder and senior partner of The Brock Offices, a consulting firm specializing in international trade, investment and human resources. He is Senior Counselor for, and Trustee of, the Center for Strategic and International Studies in Washington, DC. A founder of the National Endowment for Democracy, he served as its Chairman from 1988 to 1991. From 1985 to 1987, he served as the United States Secretary of Labor, and from 1981 to 1985, he was the United States Trade Representative. Mr. Brock also served for eight years as a member of the United States House of Representatives and for six years as a member of the United States Senate. He was recognized by the Financial Times of London, among others, as a principal “father” of the Uruguay Round of Trade Negotiations and of its result, the World Trade Organization. Mr. Brock currently also serves as a director on the boards of On Assignment, Inc. (Nasdaq: ASGN), Strayer Education, Inc. (Nasdaq: STRA) and Res-Care Inc. (Nasdaq: RSCR).

Edward S. Civera (Chairman of the Board and Director since 2000) is a business executive with over 35 years of experience in operations, finance and accounting from both the corporate and the public accounting perspective. From 1997 to 2001, Mr. Civera was the Chief Operating Officer & Co-Chief Executive Officer of United Payors & United Providers, a publicly held health care services company that was sold in 2000. Mr. Civera also worked with Thomas L. Blair in the founding of HealthExtras. Prior to his position at United Payors & United Providers, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), the last 15 years as both a partner and managing partner focused on financial advisory and auditing services. Mr. Civera currently serves on the boards of directors of MCG Capital Corporation (Nasdaq: MCGC), Washington Real Estate Investment Trust (NYSE: WRIT) and MedStar Health, Inc., the largest integrated health care delivery system in the Mid-Atlantic region.

Whose Terms Expire in 2009

Steven B. Epstein (Director since 2003) is a founding member of the law firm of Epstein Becker & Green, P.C., one of the first law firms to specialize in health care law when established in 1973, and which has since grown to over 380 attorneys with 11 domestic offices. Mr. Epstein currently serves as the senior partner in the firm’s Washington, DC office. In 1972, prior to founding Epstein Becker & Green, Mr. Epstein was a legal consultant to the U.S. Department of Health, Education and Welfare. He currently serves on the boards of directors and boards of advisors of numerous health care and venture capital companies and educational institutions, including Emergency Medical Services Corp. (NYSE: EMS) and Discovery Holdings Ltd. (JSE: DSY), a publicly held company in Johannesburg, South Africa.

Michael R. McDonnell (Director since 2005) is the Chief Operating Officer and Chief Financial Officer of MCG Capital Corporation (Nasdaq: MCGC), a financial services company providing financing and advisory services to middle market companies. From 2004 to 2006, Mr. McDonnell served as Executive Vice President and Chief Financial Officer of MCG. From 2000 to 2004, Mr. McDonnell served as Chief Financial Officer of EchoStar Communications Corporation (Nasdaq: DISH), and from 1986 to 2000, he was with PricewaterhouseCoopers LLP, where he was admitted as a partner in 1996.

Dale B. Wolf (Director since 2003) is the Chief Executive Officer and a member of the board of directors of Coventry Health Care, Inc. (NYSE: CVH). Prior to his appointment to that position in January 2005, Mr. Wolf served for six years as Coventry’s Executive Vice President, Chief Financial Officer and Treasurer. Previously held positions include Executive Vice President of SpectraScan Health Services, Inc., a women’s health care services company and Senior Vice President, Business Development, of MetraHealth Companies, Inc., a managed health care company. Mr. Wolf was Vice President, Specialty Operations, of the Managed Care and Employee Benefits Operations of The Travelers, an insurance company. Mr. Wolf is a director of America’s

Health Insurance Plans, a national trade association representing health insurance plans that provide benefits to more than 200 million Americans, and a Fellow of the Society of Actuaries.

Biographical Information of Executive Officers Who Are Not Directors

Michael P. Donovan joined HealthExtras in April 1999 as Chief Financial Officer. In June 2006, Mr. Donovan was appointed Executive Vice President, Corporate Development, a newly created position, and in March 2007, he resumed the position of Chief Financial Officer. From early 1998 until early 1999, Mr. Donovan was engaged in a variety of technology and business development activities for HealthExtras. From 1992 to 1997, Mr. Donovan served as Senior Vice President of business and technology development for PHP Healthcare Corporation, and from 1989 to 1992, he served as Chief Financial Officer of Direct Health, Inc. Prior to 1989, Mr. Donovan was a Senior Manager for KPMG, LLP, then KPMG Peat Marwick, responsible for a variety of technology and health care clients. On April 4, 2008, the Company announced that Mr. Donovan will be transitioning out of the role of Chief Financial Officer effective July 1, 2008. After July 1, 2008, Mr. Donovan will remain with the Company and provide support on business development opportunities.

Thomas M. Farah joined HealthExtras in March 2002 as General Counsel, and was appointed Corporate Secretary in March 2003. Prior to joining HealthExtras, Mr. Farah was General Counsel of FedMed, Inc. From 1986 through 2000, Mr. Farah was a member, and from 1978 to 1986 he was an associate, of the law firm of Epstein Becker & Green, P.C. in its Washington, DC office. Mr. Farah’s practice involved providing legal advice to health care companies on regulatory, corporate and transactional matters.

Nick J. Grujich joined HealthExtras in February 2005 and is our Executive Vice President & Chief Operating Officer. From 1997 to 2005, Mr. Grujich served in various positions including Director of Finance, Senior Director of Finance and Vice President of Finance and Administration for Eckerd Health Services, a division of Eckerd Corporation, which, until August 2004, was a subsidiary of J.C. Penney Company, Inc., specializing in pharmacy benefits management and mail order pharmacy services. From 1994 to 1997, Mr. Grujich served as Assistant Controller, Director of Finance, and Director of Practice Management of Penn Group Medical Associates, an affiliate of HealthAmerica, a subsidiary of Coventry Health Care.

Hai Tran will be joining HealthExtras in May 2008 and will become our Chief Financial Officer effective July 1, 2008 as announced in a Form 8-K filed by us with the SEC on April 4, 2008. Mr. Tran was most recently Vice President & Treasurer of Hanger Orthopedic Group, Inc. (NYSE: HGR), a $680 million publicly traded orthotic and prosthetic provider, and from 2002 to 2006, Mr. Tran was Senior Vice President, Strategic Development and Emerging Solutions, at Cadmus Communications Corporation. Prior to 2002, Mr. Tran held financial management positions with International Management Consulting, Inc., Onesoft Corporation, USInternetworking, Inc. and AMF Bowling, Inc. He holds a bachelors degree from the University of Virginia, and a masters of business administration from the University of Richmond.

PROPOSAL 2–RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accountants for the 2008 fiscal year, subject to ratification by the shareholders. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

We are asking our shareholders to ratify the selection of PricewaterhouseCoopers as our independent registered public accountants. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee and the Board of Directors recommend that shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accountants, consistent with its charter and applicable regulatory requirements. The Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service would (i) create a mutual or conflicting interest between the independent registered public accountants and us; (ii) place the independent registered public accountants in the position of auditing its own work; (iii) result in the independent registered public accountants acting in the role of management or as an employee of ours; or (iv) place the independent registered public accountants in a position of acting as an advocate for us. Additionally, the Audit Committee considers whether the independent registered public accountants are well positioned and qualified to provide effective and efficient service, based on factors such as the independent registered public accountants’ familiarity with our business, personnel, systems or risk profile, and whether provision of the service by the independent registered public accountants would enhance our ability to manage or control risk or improve audit quality, or would otherwise be beneficial to us.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee, and the Chairman must report his pre-approval decisions to the Audit Committee at its next regular meeting. The Audit Committee’s policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to our management.

SERVICES PROVIDED BY THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accountants. The Audit Committee has appointed PricewaterhouseCoopers to perform audit and other services for us and our subsidiaries. We have formal procedures in place for the pre-approval by the Audit Committee or its Chairman of all services provided by PricewaterhouseCoopers. These pre-approval procedures are described above under the “Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accountants” section.

The following fees were paid to our independent registered public accountants for the years ended December 31, 2007 and 2006. We have determined that provision of these services is compatible with maintaining the independence of the independent registered public accountants:

	2007	2006
Audit Fees(1)	$994,500	$1,088,000
Audit-Related Fees(2)	104,500	32,000
Tax Fees(3)	50,000	45,000
All Other Fees(4)	1,500	1,500

Total	$1,150,500	$1,166,500

(1)	Includes (i) the audit of our consolidated financial statements included in our annual report on Form 10-K annual report and services attendant to, or required by, statute or regulation; (ii) the review of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to filings with the SEC and other regulatory bodies; (iv) accounting consultation attendant to the audit; and (v) the audit of management’s report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Includes fees for the audit of our 401(k) savings plan and, in 2007, a SAS 70 Type I examination.
(3)	Includes fees for U.S. federal, state and local income tax planning, tax advice and compliance, including the preparation and review of tax returns.
(4)	Fees for a subscription to an online research data base.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named as proxies on the enclosed proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

CORPORATE GOVERNANCE

Board & Committee Meetings

The Board of Directors conducts business through meetings and the activities of the Board and its committees, including taking actions by unanimous written consent. During the fiscal year ended December 31, 2007, the Board met eight times. At each of the six regularly scheduled meetings, the Board held an executive session without management. All of the current members of the Board attended at least 75% of the meetings held during their tenure, including meetings of committees on which they served.

Director Independence

The Board reviewed each director’s other affiliations and relationships, and has affirmatively determined that seven of the Board’s nine directors (including those standing for re-election at the Annual Meeting other than Mr. David Blair) are independent under the Nasdaq Stock Market requirements, which are the director independence standards adopted and applied by the Board. In making this determination, the Board consulted with our General Counsel to ensure that the Board’s determinations were consistent with all applicable laws and regulations, including the Nasdaq Stock Market requirements. Mr. David Blair, because he is an employee of the Company, and Mr. Thomas Blair, because he is Mr. David Blair’s father, are not considered independent.

Code of Ethics & Conduct

We insist that all of our directors, officers and employees adhere to high ethical standards and comply with all applicable legal requirements when engaging in business on our behalf. Accordingly, the Board adopted a Code of Ethics & Conduct which complies with the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market requirements, and is applicable to all of our directors, officers and employees. The Code of Ethics & Conduct, and any future change or amendment thereto, is available on our website at www.healthextras.com.

We have established a toll-free telephone number for employees to use on a confidential basis to advise our General Counsel of any questions, reports or concerns regarding possible violations of our Code of Ethics & Conduct or of any of our policies or procedures. Employees are also invited to write to the General Counsel on a confidential basis regarding such matters. The Audit Committee, in compliance with the Sarbanes-Oxley Act of 2002, has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters. The Ethics, Governance & Nominating Committee has established procedures for the receipt, retention and treatment of complaints regarding all other ethics and governance related matters. Both committees allow for the confidential, anonymous submission by employees of concerns regarding such matters. See also “Shareholder Communications with the Board” in the Corporate Governance section of this proxy statement for information regarding shareholder communications. In no event will any action be taken against an employee for, in good faith, making a complaint or reporting known or suspected violations.

Ethics, Governance & Nominating Committee

Members of the Ethics, Governance & Nominating Committee, which we refer to in this section as the “Committee”, include Daniel J. Houston, Chairman, Steven B. Epstein and Dale B. Wolf, all of whom are independent directors for purposes of the Nasdaq Stock Market requirements. In addition to identifying candidates for the Board, this Committee focuses on a continuation of employee training and continued development of policies and procedures that range from business ethics to marketing practices and the protection of client information. The Committee held four meetings during 2007. The Committee’s charter, and any future change or amendment thereto, is available on our website at www.healthextras.com.

Director Nominations

The Committee considers the following criteria in selecting individuals for recommendation to the Board as nominees: independence; financial, regulatory and business experience; character and integrity; education, background and skills; judgment; and, the ability to provide practical insights regarding our business. In addition, prior to recommending a current director for re-election to the Board of Directors, the Committee will consider and review the current director’s Board and committee attendance and performance, length of board service and knowledge of our business. The vote of a majority of the independent directors of the Board of Directors is required to nominate an individual for the Board of Directors.

The Committee also will consider suggestions from shareholders for nominees to the Board of Directors that are timely received and in proper written form. To be timely, suggestions must be delivered to the Corporate Secretary within the same time frame required to have proposals included in the proxy statement as identified in the “Shareholder Proposals” section of this proxy statement. To be in proper written form, a shareholder’s nomination suggestion should set forth in writing, as to each person whom the shareholder wishes the Committee to consider for nomination for election as a director, all information relating to that person’s qualification which the shareholder believes the Committee should consider, including the biographical and other information regarding the person which would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC. The shareholder should also furnish the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, the shareholder’s own name and address as they appear on our corporate records and the number of shares of our common stock that both the shareholder and the nominee beneficially own.

The process that the Committee follows when it identifies and evaluates individuals to be recommended to the Board of Directors for nomination is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Committee will rely on personal contacts of Committee members and other members of the Board of Directors. The Committee will also consider director candidates recommended by shareholders in accordance with the policies and procedures set forth above. The Committee has not previously used an independent search firm to identify nominees, but reserves the right to do so.

Evaluation. In evaluating potential nominees, the Committee will determine whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Committee may conduct a check of the individual’s background and interview the candidate. A direct inquiry of the candidate’s willingness to serve on the Board of Directors will be made.

Ethics & Corporate Governance

The primary role of the Committee in regards to ethics and corporate governance is general oversight of our compliance with applicable laws and regulations, with our Code of Ethics & Conduct, which we refer to in this Section as the “Ethics Code”, and our Business Ethics Policies & Procedures, as well as a periodic review of the effectiveness of, and recommendation of changes to, the Ethics Code or the Policies & Procedures. Notwithstanding the foregoing, the Committee defers to the Audit Committee on all matters related to compliance with financial reporting and disclosure requirements, or securities laws and regulations. Should the division of responsibilities between the Audit Committee and the Ethics, Governance & Nominating Committee be uncertain from time to time with respect to specific matters or areas of oversight, the chairman of each of the committees will meet and confer to allocate duties and responsibilities; provided, however, that the Audit Committee, due to the more stringent standard of independence applied to its membership, shall have final authority in determining those matters which should be assigned to or addressed by the Audit Committee.

The function of the Committee is oversight and advice. It is not the duty or responsibility of the Committee to conduct compliance audits, although it may initiate compliance investigations as it deems appropriate. Management is responsible for our compliance with laws and regulations. The Committee and each of its members is entitled to rely on the expertise and knowledge of management, our compliance officer and our General Counsel, as well as professionals or experts. Communications between the Committee and our legal counsel, whether internal or outside counsel, are considered to be subject to the attorney-client privilege.

Executive Committee

The Executive Committee acts for the Board of Directors when Board action is required between meetings. Current members of the Executive Committee are Edward S. Civera, Chairman, Thomas L. Blair and William E. Brock. The committee held two meetings during 2007.

Audit Committee

We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Current members of the Audit Committee are Michael R. McDonnell, Chairman, William E. Brock, Kenneth A. Samet and Dale B. Wolf. All members of the Audit Committee meet the standards of independence for audit committee members established by the Nasdaq Stock Market requirements and the Sarbanes-Oxley Act of 2002. The Board has determined that at least one Audit Committee Member, Mr. McDonnell, is an audit committee financial expert for purposes of SEC requirements. Acting under a charter adopted by the Board of Directors, the Audit Committee annually reviews the qualifications of and appoints our independent registered public accountants. The Audit Committee approves the planning and fees for the annual audit of our financial statements, and provides independent review and oversight of the quality and integrity of our accounting and financial reporting processes, published financial statements and system of internal controls. The Committee held ten meetings in 2007. The Audit Committee charter, and any future change or amendment thereto, is available on our website at www.healthextras.com.

Compensation Committee

Members of the Compensation Committee are Dale B. Wolf, Chairman, Steven B. Epstein, Daniel J. Houston, Michael R. McDonnell and Kenneth A. Samet, all of whom are independent for purposes of the Nasdaq Stock Market requirements. The Compensation Committee has the responsibility of evaluating the performance of, and setting salary and incentive compensation for, our executive officers and senior management. The Compensation Committee held nine meetings in 2007. The Compensation Committee charter, and any future change or amendment thereto, is available on our website at www.healthextras.com.

Independent Directors’ Meetings

All directors deemed independent under the Nasdaq Stock Market requirements meet at least twice per year in scheduled semi-annual executive sessions. During 2007, Mr. Civera served as the lead director to preside over the meetings of the independent directors. Non-scheduled sessions of the independent directors may also be held from time to time. Among other things, the independent directors have developed topics and matters for management to address at future Board meetings. Their activities, to the extent they choose to report them, are reflected in reports from the lead director. The independent directors met four times in executive session in 2007.

Shareholder Communications with the Board

Any person who wishes to communicate with the entire Board of Directors, an individual director, a committee of the Board or the independent directors as a group, should mark such communication “confidential” and address it to the specific intended recipient(s) c/o Thomas M. Farah, Corporate Secretary & General Counsel,

HealthExtras, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850. All correspondence will be reviewed by the Corporate Secretary & General Counsel to determine the nature and subject matter of the communication and the corresponding appropriate recipient (e.g., the appropriate committee, committee chairman or other individual director). Items unrelated to the duties and responsibilities of the Board, such as ordinary service or product complaints or inquiries, job inquiries, business solicitations, mass mailings or other material considered, in the reasonable judgment of the Corporate Secretary & General Counsel, unsuitable or unrelated to the responsibilities of the Board may be excluded. Communications relating to accounting, internal controls or auditing matters will be treated on a confidential basis according to the Audit Committee’s policies and procedures regarding those matters and will be delivered to the Chairman of the Audit Committee. Communications relating to ethical conduct will be treated on a confidential basis according to the Ethics, Governance & Nominating Committee’s or the Audit Committee’s policies and procedures regarding such matters, as appropriate, and delivered to the chairman of the appropriate committee. All communications concerning the Corporate Secretary & General Counsel should be marked “confidential” and addressed to the Chairman of the Ethics, Governance & Nominating Committee or the Chairman of the Audit Committee, as appropriate, c/o David T. Blair, Chief Executive Officer, HealthExtras, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

The Board of Directors encourages directors to attend annual meetings of shareholders as a means of promoting communication between shareholders and directors. In furtherance of this policy, we historically have scheduled a meeting of the Board of Directors to immediately follow each annual meeting of shareholders. All of our directors were present at the 2007 annual meeting of shareholders.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy

Our executive compensation program is designed to facilitate our ability to attract, retain, motivate and reward an executive team to fulfill our strategic and financial plans centered on the goal of increasing shareholder value. Our compensation program is fundamentally grounded in a pay-for-performance philosophy. We consider all elements of compensation that would enable us to compete effectively in the marketplace for outstanding executive talent. Our compensation philosophy is based on the following principles:

•	to attract, retain, and motivate top quality executives in a competitive environment for executive talent,

•	to drive the achievement of our strategic objectives, both short-term and long-term,

•	to provide rewards that reflect our corporate financial, operational and strategic performance, as well as the executive’s individual performance, and

•	to align the interests of our executive team with the interests of our shareholders.

Compensation Program Administration & Development

Role of the Compensation Committee

The Compensation Committee establishes our philosophy for executive compensation, develops the various elements of our compensation programs, establishes the targets under the compensation programs, administers the compensation programs and monitors the success of those programs in achieving the goals of our compensation philosophy.

The Compensation Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Compensation Committee’s responsibilities. The Compensation Committee and the Board of Directors review the charter at least annually to ensure that its scope is consistent with the Board’s objectives for the Compensation Committee’s activities. Under the charter, the Compensation Committee is charged with the responsibility for the oversight and administration of our compensation program, including our cash- and equity-based plans. The Compensation Committee has responsibility for determining the compensation of our Chief Executive Officer based on its evaluation of his performance and, in consultation with the Chief Executive Officer, the compensation of our other executives. The charter authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

Role of Management

Our Chief Executive Officer and our other executives develop recommendations regarding the appropriate mix and level of compensation for their direct reports. Those recommendations are based on our compensation philosophy, the range of compensation programs authorized by the Compensation Committee and the performance of their direct reports. The Chief Executive Officer meets with the Compensation Committee to review and discuss his recommendations concerning the compensation for each of the other executive officers. The Compensation Committee has discussions, at its request, with our Chief Executive Officer in the course of establishing incentive goals and objectives related to his compensation and to communicate any evaluation; however, our Chief Executive Officer does not participate in the Committee’s decisions or deliberations regarding such matters.

Compensation Consultants & Surveys

In the fulfillment of its responsibilities, the Compensation Committee solicits input and recommendations from the executive team and seeks the guidance and expertise of compensation consultants.

Frederic W. Cook & Co., Inc. (“Cook”), a nationally recognized independent compensation consultant, was retained by the Compensation Committee in 2007 to provide guidance regarding executive compensation decisions and to review the Company’s executive compensation program. Cook issued a survey in November 2007 that included an executive compensation review for our executive officers, a share usage and dilution analysis (measuring the amount of stock we use for equity awards compared to current and three-year historical figures) and a fair value transfer analysis (measuring the aggregate value of long-term incentives we grant as a percentage of market capitalization). In addition to these analyses, Cook provided research on our peers’ other executive compensation program design features that included annual bonus plan metrics, long-term incentive plan metrics and executive stock ownership guideline practices. All analyses were based on publicly available information. The Compensation Committee based its compensation program decisions on various Company-specific factors, as well as the findings and recommendations in the Cook survey.

Because we have reported significant revenue and earnings growth over the last several years, and considering other factors listed below, our historical peer group was redefined in 2007 to maintain its competitive relevance. In addition to revenue and earnings growth, the Company has been included in several market indexes, including the Russell 2000 and S&P Small Cap 600, which include a broader set of health care service companies of comparable operating scale to evaluate as peers. Also, these companies serve clients with similar market characteristics (e.g., managed care plans, self-insured employers and state governments), and are subject to similar levels of competition and service level requirements. In recognition of these factors, our 2007 peer group was updated to incorporate a broader set of health care service companies. The following companies comprise the industry-specific peer group for the survey:

Amerigroup	Matria Healthcare
Apria Healthcare Group	Molina Healthcare
Healthways	Owens & Minor
inVentive Health	Parexel International
Magellan Health Services	PSS World Medical

While Cook also provided executive compensation data for two additional companies — Express Scripts, Inc. and Medco Health Solutions, Inc. — that are direct competitors of ours, their significantly greater revenues, scale of operations and number of employees would not otherwise identify them as peers for the purposes of compensation benchmarks. Accordingly, we only used the compensation program information for these two companies to provide additional industry perspective about the type and mix of compensation elements.

The survey, drawn from publicly available information, covered only those executives for whom compensation information is publicly disclosed. As a result, the information generally related to the five most highly compensated executive officers at each company, which correlates to our Chief Executive Officer, Chief Financial Officer, Executive Vice President of Corporate Development, Executive Vice President & Chief Operating Officer and General Counsel & Secretary. In the Cook survey, the compensation of our executive officers was measured against that of other similarly situated individuals at the peer companies and included cash compensation elements (e.g., base salary and actual and target bonus) and long-term incentive elements (e.g., stock options, restricted stock and performance shares, and special non-recurring awards such as promotion, retention and new hire grants).

Company-Specific Performance Considerations

The Compensation Committee’s design of incentive compensation for our executives seeks to balance the achievement of current financial results with investments necessary to sustain and facilitate our long-term growth and profitability. As a reflection of that balance, earnings and related financial measures, client retention and prescription volume growth are the three factors that comprise a significant portion of our incentive performance compensation program.

The largest single component of our executive incentive compensation program is indexed to our achievement of annual earnings growth objectives, which are established in conjunction with the development of our annual budget and corporate goals and objectives. Additional measures derived from the budget that the Compensation Committee may use to determine executive compensation include objectives for annual cash flow from operations, working capital management and return on invested capital. Additional quantitative measures are included to address the longer-term objectives and these consist principally of retention and growth metrics.

Client retention is a critical measure of our performance, and accordingly, is a heavily weighted component of our incentive program. The renewal of long-term client relationships reflects our success in delivering high-quality, cost-efficient pharmacy programs to our clients. The continuity of client relationships enhances our reputation, provides a source of references for new business, sustains our profitability and provides visibility to our longer-term business performance.

Growth in revenues and prescription volume are other heavily weighted components of our incentive compensation program. Our success in adding new clients is a critical measure of our competitive success. Growth may be accompanied by short-term delays in profitability as new business may require significant capital and operating investments in order to absorb significant volume increases. Growth in prescription volume is a key variable because it reflects the development of business volumes, which should grow in profitability as client relationships mature. As a consequence, year over year prescription volume growth is also weighted significantly in our incentive program.

The incentive compensation program also includes, to a lesser extent, key strategic and operational goals, such as acquisitions, which is another quantifiable component of our executive incentive program. We have completed seven acquisitions since 2000, and each has contributed to our growth and success. The measures used to evaluate the success of an acquisition require the passage of sufficient time to be fully determinable. The successful integration of acquisitions requires several quarters to evaluate. The longer term measures of such metrics as growth contributions and return on invested capital continue over a several-year period, but become subsumed over time in the larger corporate performance metrics. Accordingly, incentive compensation measures related directly to acquisitions focus on execution and integration, which are generally measured over a six- to twelve-month post-closing period.

Examples of other objectives include strategic initiatives related to information technology integration and risk management, changes to contracting platforms for pharmaceutical manufacturer rebates and corporate development. These objectives are generally measured over a one-year period and receive less weight in the overall program than the more significant measures described above. The top three components — client retention and growth in revenues and prescription volume — have historically accounted for more than 80% of the determination of executive incentive compensation.

Our pay philosophy with respect to total direct compensation is to maintain targets based on performance objectives, which, if achieved, would produce compensation at or near our peer group median. The results of Cook’s survey were as follows:

•	Overall, the base salaries of our executive officers are 77% and 70% of the peer 25th percentile and median, respectively.

•

In the aggregate, our executive officers’ overall target cash compensation is 81% and 72% of the peer 25th percentile and median, respectively. The target bonuses of our executive officers represent the maximum percentage of salary that can be earned in a fiscal year.

•

Our executive officers’ overall target total direct compensation equaled the peer 25th percentile and was 83% of the median in aggregate. By targeting approximately one-half of total direct compensation in the form of equity incentives, our relative use of equity compensation is greater than that of our peers.

Tax & Accounting Considerations

We evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption, on an annual basis and as tax rules and regulations change to ensure that we understand the financial impact of each program. These evaluations include a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment, or to avoid adverse consequences.

In particular, in light of the financial accounting expense requirement of FAS 123(R), we determined in 2005 that our equity-based compensation awards would focus on grants of restricted stock, and that we would cease granting stock options. In order to preserve flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible for purposes of Internal Revenue Code Section 162(m), which limits the deductibility of certain compensation paid to our executive officers. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Elements of Our Executive Compensation

Our executive compensation program consists of the following elements:

•	base salary,
•	annual cash incentive,
•	non-equity, performance-based incentive,
•	long-term equity incentive,
•	health and related benefits, and
•	perquisites and other compensation.

The allocation of compensation among these elements is designed to provide an appropriate mix of short-term and long-term compensation, and cash and equity compensation.

We operate so that a greater portion of an employee’s potential compensation is determined based on an evaluation of their performance and the achievement of specific corporate and individual objectives as the employee moves to higher levels of responsibility with greater ability to influence the results of our business. For our named executive officers, we administer our compensation programs so that a significant portion of their total direct compensation consists of annual cash incentives and equity incentives, which are awarded based on an evaluation of their performance.

We seek to compensate our executives in a manner competitive with the marketplace. In this regard, we initially look to the median levels of compensation provided to executives across all elements of compensation in the peer group analyses. We also consider the following factors to make appropriate adjustments in compensation:

•	specific needs and characteristics of the executive’s positions,
•	the executive’s industry and organizational experience,
•	the executive’s specific responsibilities,
•	level of prior cash incentive awards,
•	realized value of prior equity-based awards,
•	current unrealized value of prior equity awards, and
•	compensation mix and compensation elements at our larger, non-peer group competitors.

Base Salary

Base salary is intended to provide our executive officers with a fair and competitive level of assured cash compensation that reflects their job function, skills, leadership, organization level, experience and contribution to the Company. On an annual basis, base salaries are subject to increase based on an updated assessment of these factors, and the executive’s specific performance during the past year.

Cash Incentives

Our compensation program includes annual cash incentive awards. These cash awards are intended to reflect executive performance in alignment with the achievement of our short-term and long-term financial and strategic goals. As part of our annual planning process we establish quantitative and qualitative performance measures for the Company as a whole and for department or functional areas, and individual objectives for each executive. Depending on the specific responsibilities of the executive, his performance measures will include one or more of the following:

•	net income,
•	total revenue,
•	gross margin,
•	number of prescriptions processed,
•	client retention rates,
•	number of new members from new client wins,
•	new client implementation success metrics,
•	acquisition integration milestones,
•	consummation of an acquisition(s),
•	specific cost reduction strategies or benchmarks,
•	specific strategic initiatives, or
•	any combination of these factors.

Our overall cash incentive structure for 2007 consisted of the four tiers set forth below. Generally, cash incentives for our executive officers are set forth in their employment agreements and are consistent with these ranges; however, the Compensation Committee and the Board may exercise the prerogative to award greater cash incentives.

•	Tier 1 — Chief Executive Officer; cash incentive award ranging up to 100% of base salary;

•	Tier 2 — Executive Officers and Senior Vice Presidents and equivalents; cash incentive award ranging up to 50% of base salary;

•	Tier 3 — Vice Presidents and equivalents; cash incentive award ranging up to 25% of base salary; and

•	Tier 4 — All other employees who are cash incentive eligible.

Long-Term Equity Incentive

Our equity incentive compensation program consists of equity-based awards to executive officers, senior management and other employees pursuant to our 1999 Stock Option Plan, 2000 Stock Option Plan, 2003 Equity Incentive Plan or 2006 Stock Incentive Plan. We use our equity-based compensation program as an incentive to reward outstanding performance and focus our management team on the task of creating long-term shareholder value. By increasing their equity holdings, we provide our executive officers with a continuing stake in our long-term success. The nature and size of the awards under our equity-based program are determined based on achievement of the same specific goals and objectives as are applicable to cash compensation as stated above, resulting in (i) total direct compensation approximating the median for the peer group, and (ii) a balance of multi-year vesting of long-term equity compensation, which may total approximately one-half of total direct compensation.

The Board determined that awards of restricted stock would be our primary form of equity-based compensation while reserving the ability to award stock options to employees in special situations. Our Compensation Committee considers equity-based awards during January or February of each year based on the evaluation of executive officer, employee and Company performance during the prior year. However, awards also may be made at other times during the year based on specific circumstances, including the hiring of a new employee, a specific contractual commitment or a change in position or responsibility. The Compensation Committee determines, typically with concurrence of the independent directors of the Board, awards made to the Chief Executive Officer and the other executive officers. The Compensation Committee considers the recommendations of our Chief Executive Officer and other executive officers with respect to awards contemplated for their direct reports. The Board has granted our Chief Executive Officer, in his capacity as a director, the authority to grant restricted stock awards to non-executive employees and consultants eligible pursuant to the 2003 Equity Incentive Plan and the 2006 Stock Incentive Plan consistent with our overall philosophy of rewarding strong performance with equity ownership in the Company. Pursuant to this authorization, no single award may exceed 5,000 underlying shares of our common stock, and the aggregate awards may not exceed the total number of shares established by the Board or the Compensation Committee.

The exercise price of any stock options granted is made solely by reference to the applicable provisions of our stock compensation plans. The grant date is the date of approval by the Board of Directors or its delegate. During the year ended December 31, 2007, no stock options were granted to our named executive officers or employees.

Timing of Equity Grants. The release of material, non-public information reflects long-established timetables for the disclosure of such information, such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The determination of when to grant stock options or restricted stock is made independent of any decision regarding the release of material, non-public information. Our decision to focus our grant of equity compensation as awards of restricted stock with length of service vesting periods essentially removes any ability to affect tax or exercise costs to a recipient by the timing of grants.

Chief Executive Officer Compensation

Effective April 1, 2007, our Chief Executive Officer’s base salary was increased to $425,000 from $380,000. In determining our Chief Executive Officer’s base salary for 2007, the Compensation Committee conducted a performance review in February 2007 that considered Mr. Blair’s financial, strategic and operational achievements during 2006. In its review, the Compensation Committee also noted that Mr. Blair’s base cash compensation remained below the 25th percentile of the peer group. Compared to 2005, our net income grew by 37%, earnings from our primary pharmacy benefit management segment grew 40%, revenues increased 83%, prescription claims volume increased 71% and our client retention rate exceeded 98%. The Compensation Committee’s actions to increase Mr. Blair’s base compensation reflected his key role in balancing growth and earnings in 2006. Mr. Blair’s salary increase became effective April 1, 2007. In light of his achievements relative to the weighted objectives for 2006 as described above, Mr. Blair was also awarded a cash incentive of $345,000.

In February 2007, the Compensation Committee and the independent directors of the Board made a prospective performance-based grant of 40,000 shares of restricted stock to Mr. Blair based on the validation of specific performance criteria established for him for 2006. Although our 2006 financial and strategic results were fully confirmed at that time, we had completed an acquisition late in 2006 and were still engaged in integrating this acquisition. This integration required further evaluation as described above in our consideration of the importance of acquisitions to our continued growth. Accordingly, the Compensation Committee and the independent Board members deferred ratification of Mr. Blair’s restricted stock award until the integration of the acquisition could be fully evaluated. In August 2007, the Compensation Committee and the independent Board members determined that Mr. Blair had met all the performance criteria for a full award of the 40,000 shares subject to four year vesting. Accordingly, targeted total compensation for Mr. Blair was approximately $1.7 million for 2006, consisting of equal components of cash and time vesting equity-based awards. The equity compensation and related vesting periods are designed to provide a long-term performance horizon with the executive’s interests aligned with that of other shareholders. Based on the Company’s performance, Mr. Blair earned approximately 85% of the targeted total direct compensation level for 2006.

In determining our Chief Executive Officer’s base salary for 2008, the Compensation Committee conducted a performance review in February, 2008 that considered his financial, strategic and operational achievements during 2007. In its review, the Compensation Committee noted that Mr. Blair had again taken on responsibility for continued growth and success in meeting annual objectives. Compared to 2006, our net income grew by 24%, earnings from our primary pharmacy benefit management segment grew 43%, revenues increased 46%, prescription claims volume increased 42% and we again achieved a client retention rate in excess of 98%. Based on Mr. Blair’s performance relative to his goals and objectives, he was awarded a cash incentive of $425,000 and 40,000 shares of our restricted common stock pursuant to the 2006 Stock Incentive Plan. In addition, his base salary was increased to $495,000, which represents an increase of 16.5% in his base salary from $425,000 for 2007. Based on our performance, Mr. Blair earned approximately 90% of the targeted total direct compensation level for 2007. Mr. Blair’s salary increase and an additional award of 40,000 shares of restricted common stock became effective February 28, 2008 in connection with a new employment agreement effective that date and more fully described in the “Employment & Change in Control Arrangements” section below.

We believe that Mr. Blair’s compensation is consistent with our objective to reward, align, motivate and challenge our Chief Executive Officer to continue leading the Company successfully.

Compensation for the Other Named Executive Officers

In February 2007, the Compensation Committee, in determining the compensation of our other named executive officers for 2007, reviewed the performance appraisals and base salary and bonus recommendations presented by our Chief Executive Officer for Messrs. Donovan, Grujich and Farah. The Compensation

Committee and the Board accepted the recommendations as presented and, effective April 1, 2007, adjusted base salaries for Messrs. Donovan, Grujich and Farah to $300,000, $300,000 and $270,000, respectively. These adjusted base salaries represent an increase of 7%, 9% and 8%, respectively, from their base salaries in 2006 of $280,000, $275,000 and $250,000, respectively. In addition to a salary increase, the Compensation Committee and the Board of Directors awarded Messrs. Donovan, Grujich and Farah cash incentives of $150,000, $165,000 and $70,000, respectively. Bonuses for 2006 performance were determined largely with reference to the same quantifiable goals and objectives related to earnings, prescription claims volume growth and client retention that are shared by all bonus eligible employees, including our Chief Executive Officer.

Consistent with compensation actions for our Chief Executive Officer, in 2007 the Compensation Committee and the Board authorized prospective performance-based grants of restricted stock to Messrs. Donovan, Grujich and Farah based on the validation of specific performance criteria established for each of them for 2006. However, as described more fully in the “Chief Executive Officer Compensation” section above, the Board deferred ratification of Messrs. Donovan’s, Grujich’s and Farah’s restricted stock awards until their performance components could be fully evaluated. In August 2007, the Committee and the Board determined that Messrs. Donovan, Grujich and Farah had each met the performance criteria for an award of 22,800 shares, 20,000 shares and 9,500 shares, respectively, of restricted stock subject to a four-year vesting schedule, representing substantially all of the shares that had been authorized. Total direct compensation for these named executive officers in 2006 were below the 25th percentile of the peer group and represented a range of approximately 80% to 95% of targeted direct total compensation.

In determining compensation for Messrs. Grujich and Farah for 2008, in February 2008 the Compensation Committee reviewed the performance appraisals and base salary and bonus recommendations presented by our Chief Executive Officer. The Compensation Committee and the Board accepted the recommendations as presented and, effective February 28, 2008, adjusted the base salary for Mr. Grujich to $345,000, representing an increase of 15% from his base salary in 2007. In addition, the Compensation Committee and the Board awarded Messrs. Grujich and Farah cash bonuses of $220,000 and $35,000, respectively. As was the case in 2006, these bonuses were determined largely with reference to the same quantifiable goals and objectives related to earnings, prescription claim volume growth and client retention that are shared by all bonus eligible employees, including our Chief Executive Officer. The Compensation Committee and the Board granted Messrs. Grujich (in connection with a new employment agreement effective February 28, 2008) and Farah 30,000 and 5,000 shares of restricted common stock, respectively, pursuant to the 2006 Stock Incentive Plan. For additional information concerning Mr. Grujich’s new employment agreement, see the “Employment & Change in Control Arrangements” section below.

Health & Other Benefits

We provide our employees with coverage under medical, dental, life and disability insurance plans on terms consistent with industry practice. In addition, our employees are provided access to an employee assistance program and a flexible spending plan to pay their share of health care costs, dependent care and other such costs on a pre-tax basis. We also offer our employees the opportunity to participate in our tax qualified 401(k) retirement and savings plan and we make certain employer matching contributions under that plan.

Perquisites & Other Compensation

We offer our executive officers additional compensation to further their ability to promote our business interests in our markets and to reflect competitive practices for similarly situated officers employed by our peers. Such compensation includes term life insurance, long-term disability insurance and automobile allowances. For additional information, see “2007 Perquisites & Other Compensation” in the Executive Compensation section of this proxy statement.

Employment & Change in Control Arrangements

Messrs. Blair, Donovan and Grujich executed employment agreements with us effective July 1, 2005, and Mr. Hunt executed an employment agreement with us effective June 26, 2006. All of these employment agreements were substantially similar and provided for, among other things, three-year terms, as well as a base salary, an automobile allowance and other perquisites, participation in our employee benefit plans, and reimbursement of reasonable expenses incurred in advancing our business. In addition, Messrs. Blair’s, Donovan’s and Grujich’s employment agreements provided a target range for annual cash incentive awards. On March 22, 2007, Mr. Hunt’s agreement was modified from a three-year term to a term ending on December 31, 2008, and provisions concerning cash incentive awards and payments upon termination of employment and change in control were no longer in effect.

Effective February 28, 2008, Messrs. Blair and Grujich executed new employment agreements that are substantially similar with four- and three-year terms, respectively, replacing their employment agreements of July 1, 2005 that were scheduled to expire and modifying all restricted stock award agreements with regard to the treatment of unvested, restricted stock awards existing at February 28, 2008 in the event of a termination of their employment by us without cause or by the executive officer with good reason, including death or disability, or in connection with a change in control of the Company. The employment agreements provide for a base salary; perquisites; a target range for cash incentive awards; an immediate grant of shares of our restricted common stock on the effective date; a target range within which the executive officer is eligible to earn annually shares of our restricted common stock awarded pursuant to our equity-based compensation plans and subject to the terms and conditions of a restricted stock award agreement; participation in our employee benefit plans; and reimbursement of reasonable expenses incurred in advancing our business. These new employment agreements, and the related restricted stock awards, are consistent with the length of service of each executive officer with the Company, the Compensation Committee’s belief that our performance has warranted increased compensation levels consistent with the median of our peer group and the interest of shareholders that our executive officers have long-term equity incentives aligned with the performance of our stock.

Our executive officers have made HealthExtras into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control, as well as to align their interests with that of our shareholders. An important consideration in our ability to attract and retain key employees is minimizing the impact on our management team of the possible disruption associated with strategic opportunities. Messrs. Blair’s, Donovan’s and Grujich’s agreements contain, and Mr. Hunt’s agreement prior to March 22, 2007 contained, provisions involving termination of their employment — such as in the event of death or disability, voluntary resignation, or termination by us without cause or for good reason — as well as provisions relating to a change of control. For further information concerning potential payments upon termination of employment, including in connection with a change in control, please see “2007 Potential Post-Termination & Change in Control Benefits” in the Executive Compensation section of this proxy statement.

Messrs. Blair’s and Donovan’s agreements contain, and Mr. Hunt’s agreement prior to March 22, 2007 contained, a provision concerning Section 304 of the Sarbanes-Oxley Act of 2002 involving the restatement of our financial information due to misconduct. The Act requires that if we are required to prepare an accounting restatement due to material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Mr. Blair and Messrs. Donovan or Hunt, as applicable, will reimburse us for any bonus or other incentive-based or equity-based compensation received by them from us during the twelve-month period following the first public issuance or filing with the SEC, whichever occurs first, of the non-compliant financial document. In addition, Mr. Blair and Messrs. Donovan or Hunt, as applicable, must reimburse us for any profits they realized from the sale of our securities during that twelve-month period.

All of our executive officers held outstanding, unvested restricted shares of our common stock under the 2003 Equity Incentive Plan and/or the 2006 Stock Incentive Plan at December 31, 2007. For further information concerning employment termination and change in control arrangements, see “2007 Potential Post-Termination & Change in Control Benefits” in the Executive Compensation section of this proxy statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

COMPENSATION COMMITTEE

DALE B. WOLF, CHAIRMAN

STEVEN B. EPSTEIN

DANIEL J. HOUSTON

MICHAEL R. MCDONNELL

KENNETH A. SAMET

EXECUTIVE COMPENSATION

2007 Summary Compensation Table

The following table sets forth, in summary form, compensation information for the years ended December 31, 2007 and 2006 for our Chief Executive Officer, our Chief Financial Officer and our other named executive officers.

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David T. Blair	2007	$413,750	$1,020,996	$425,000	$40,018	$1,899,764
Chief Executive Officer	2006	377,500	668,655	345,000	43,930	1,435,085

Michael P. Donovan(4)	2007	295,000	569,518	—	36,378	900,896
Chief Financial Officer, Treasurer & Executive Vice President, Corporate Development	2006	280,000	361,536	150,000	38,182	829,718

Nick J. Grujich	2007	293,750	316,233	220,000	37,206	867,189
Executive Vice President & Chief Operating Officer	2006	253,125	109,383	165,000	57,783	585,291

Thomas M. Farah	2007	265,000	154,692	35,000	23,800	478,492
General Counsel & Corporate Secretary	2006	248,333	68,056	70,000	30,800	417,189

Richard W. Hunt(4)	2007	285,000	283,911	—	26,372	595,283
Chief Financial Officer & Treasurer	2006	147,980	74,714	—	10,581	233,275

(1)	Represents the dollar amount recognized for financial statement reporting purposes for restricted stock awards granted in the year, as well as prior years, in accordance with FAS 123(R). For additional information, refer to the discussion under “Stockholders’ Equity” in note 9 to our consolidated financial statements filed in our Form 10-K for the year ended December 31, 2007. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	Reflects cash bonuses paid based on the Compensation Committee’s evaluation of the prior year’s performance.
(3)	Refer to the “2007 Perquisites and Other Compensation” table, which follows these footnotes, for an explanation of these amounts.
(4)	Mr. Donovan was our Chief Financial Officer through June 26, 2006, and effective that date became our Executive Vice President, Corporate Development. Mr. Hunt joined HealthExtras on June 26, 2006 as our Chief Financial Officer. Accordingly, Mr. Hunt’s 2006 compensation reflects only the period from that date through December 31, 2006. On March 22, 2007, Mr. Donovan resumed his position as Chief Financial Officer and Mr. Hunt remained in a transitional role supporting our financial organization.

2007 Perquisites & Other Compensation

The following table summarizes the perquisites and all other compensation paid to our named executive officers for the years ended December 31, 2007 and 2006.

Name	Year	Car Allowance/ Car Benefit ($)	Holiday Bonus ($)	Insurance Premiums ($)(1)		Company Contributions to 401(k) Plan ($)	Executive Relocation ($)
David T. Blair	2007	$24,000	—	$12,518	(2)	$3,500	—
	2006	24,000	—	11,930	(2)	8,000	—
Michael P. Donovan	2007	20,000	$300	12,578	(3)	3,500	—
	2006	20,000	300	9,882	(3)	8,000	—
Nick J. Grujich	2007	16,000	300	17,406	(4)	3,500	—
	2006	12,267	300	17,406	(4)	8,000	$19,810
Thomas M. Farah	2007	20,000	300	—		3,500	—
	2006	20,000	300	—		10,500	—
Richard W. Hunt	2007	16,000	—	6,872	(5)	3,500	—
	2006	8,000	300	—		2,281	—

(1)	Pursuant to their employment agreements, we offer Messrs. Blair, Donovan and Grujich term life insurance and long-term disability insurance beyond that offered to our other employees. Mr. Hunt’s employment agreement provided for these benefits from June 26, 2006 through March 22, 2007, the date his agreement was amended.
(2)	Consists of premiums for term life insurance of $6,424 and $6,240, and long-term disability insurance of $6,094 and $5,690, in 2007 and 2006, respectively.
(3)	Consists of premiums for term life insurance of $4,490 each year, and long-term disability insurance of $8,088 and $5,392 in 2007 and 2006, respectively.
(4)	Consists of yearly premiums for term life insurance of $9,780 and long-term disability insurance of $7,626.
(5)	Consists of premiums for long-term disability insurance.

Employment Agreements

We have executed employment agreements with Messrs. Blair, Hunt, Donovan and Grujich.

Messrs. Blair’s, Donovan’s and Grujich’s employment agreements of July 1, 2005, and Mr. Hunt’s agreement prior to March 22, 2007, are substantially similar and provide for three-year terms, car allowance and other perquisites, eligibility for earning equity incentives pursuant to our equity-based compensation plans and a target range for cash incentive awards as described in “Cash Incentives” in the Compensation Discussion & Analysis section of this proxy statement. On March 22, 2007, Mr. Hunt’s agreement was modified from a three-year term to a term ending on December 31, 2008, and provisions concerning cash incentive awards and payments upon termination of employment and change in control were no longer in effect.

Effective February 28, 2008, Messrs. Blair and Grujich executed new employment agreements with four- and three-year terms, respectively, replacing their employment agreements of July 1, 2005. These new agreements are substantially similar and provide for a base salary, as identified under our Compensation Discussion & Analysis, participation in our employee benefit plans, perquisites, reimbursement of reasonable expenses incurred in advancing our business, an immediate grant of shares of our restricted common stock on the effective date and a target range within which the executive officer is eligible to earn shares annually of our restricted common stock awarded pursuant to our equity-based compensation plans and subject to the terms and conditions of a restricted stock award agreement.

All employment agreements provide our executives with certain payments and benefits upon termination of service, including a termination after a change in control. See “2007 Potential Post-Termination & Change in

Control Benefits” section below. Messrs. Blair’s and Donovan’s agreements contain, and Mr. Hunt’s agreement prior to March 22, 2007 contained, a provision requiring certain reimbursements by them in the event we are required to prepare an accounting restatement due to material non-compliance or as a result of misconduct with respect to our financial reporting obligations under the federal securities laws.

2007 Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards to our named executive officers during the year ended December 31, 2007. All awards were granted pursuant to the 2006 Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshhold ($)	Target ($)	Maximum ($)
David T. Blair	8/9/07	—	$212,500	$425,000	40,000	$992,800
Michael P. Donovan	8/9/07	—	75,000	150,000	22,800	565,896
Nick J. Grujich	8/9/07	—	75,000	150,000	20,000	496,400
Thomas M. Farah	8/9/07	—	67,500	135,000	9,500	235,790
Richard W. Hunt(3)	—	—	—	—	—	—

(1)	Amounts represent the threshold, target and maximum payouts under the annual bonus plan for 2007 and their respective employment agreements for Messrs. Blair, Donovan and Grujich. With regard to Mr. Farah, the amounts represent threshold, target and maximum payouts under the Non-Equity Incentive Plan based upon the range used for executive officers.
(2)	Based on the grant date fair value of the restricted stock award as determined under Financial Accounting Standard No. 123(R). Refer also to the discussion under “Stockholders’ Equity” in note 9 to the consolidated financial statements filed in our Form 10-K for the year ended December 31, 2007. No stock option awards were granted to our named executive officers during 2007. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	On March 22, 2007, Mr. Hunt’s employment agreement was amended, reducing the number of restricted shares awarded as of June 26, 2006 to 12,500, vesting in two equal, annual installments from that date. No plan-based awards were granted to Mr. Hunt during 2007.

2007 Outstanding Equity Awards

The following table provides information on all outstanding equity awards, consisting of stock options and restricted stock, held by our named executive officers as of December 31, 2007.

	Option Awards(1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David T. Blair	820,500	$6.62	06/10/12	20,000	(3)	$521,600
	—	—	—	40,000	(4)	1,043,200
	—	—	—	40,000	(5)	1,043,200
Michael P. Donovan	9,480	4.63	10/04/10	10,000	(6)	260,800
	400,000	6.62	06/10/12	24,000	(7)	625,920
	—	—	—	22,800	(8)	594,624
Nick J. Grujich	65,000	15.96	02/01/15	11,250	(9)	293,400
	—	—	—	8,000	(10)	208,640
	—	—	—	20,000	(11)	521,600
Thomas M. Farah	80,000	2.42	04/01/12	7,500	(12)	195,600
	25,000	4.00	12/10/12	9,500	(13)	247,760
Richard W. Hunt	—	—	—	6,250	(14)	163,000

(1)	All outstanding stock options vested and became exercisable as of December 31, 2005.
(2)	Based upon the closing price of our common stock of $26.08 as traded on The Nasdaq Global Select Market on December 31, 2007.
(3)	On July 1, 2005 pursuant to the 2003 Equity Incentive Plan, Mr. Blair was awarded a total of 60,000 shares of restricted stock that vest in three equal, annual installments, with the first installment vesting on July 1, 2006.
(4)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Blair was awarded a total of 50,000 shares of restricted stock that vest in five equal, annual installments, with the first installment vesting on February 23, 2007.
(5)	On August 9, 2007 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 40,000 shares of restricted stock that vest in four equal, annual installments, with the first installment vesting on February 26, 2008.
(6)	On July 1, 2005 pursuant to the 2003 Equity Incentive Plan, Mr. Donovan was awarded a total of 30,000 shares of restricted stock that vest in three equal, annual installments, with the first installment vesting on July 1, 2006.
(7)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Donovan was awarded a total of 30,000 shares that vest in five equal, annual installments, with the first installment vesting on February 23, 2007.
(8)	On August 9, 2007 pursuant to the 2006 Stock Incentive Plan, Mr. Donovan was awarded a total of 22,800 shares of restricted stock that vest in four equal, annual installments, with the first installment vesting on February 26, 2008.
(9)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Grujich was awarded a total of 15,000 shares of restricted stock that vest in four equal, annual installments with, the first installment vesting on February 23, 2007.
(10)	On November 8, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Grujich was awarded a total of 10,000 shares of restricted stock that vest in five equal annual installments, with the first installment vesting on November 8, 2007.

(11)	On August 9, 2007 pursuant to the 2006 Stock Incentive Plan, Mr. Grujich was awarded a total of 20,000 shares of restricted stock that vest in four equal, annual installments, with the first installment vesting on February 26, 2008.
(12)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Farah was awarded a total of 10,000 shares of restricted stock that vest in four equal, annual installments, with the first installment vesting February 23, 2007.
(13)	On August 9, 2007 pursuant to the 2006 Stock Incentive Plan, Mr. Farah was awarded a total of 9,500 shares of restricted stock that vest in four equal, annual installments with the first installment vesting on February 26, 2008.
(14)	On June 26, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Hunt was awarded a total of 20,000 shares of restricted stock that vest in four equal, annual installments, with the first installment vesting on June 26, 2007. On March 22, 2007, Mr. Hunt’s employment agreement was amended, reducing the number of restricted shares awarded as of June 26, 2006 to 12,500, vesting equally over two years from that date.

2007 Option Exercises & Stock Vested

The following table represents all stock option exercises and vesting of restricted stock during the year ended December 31, 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David T. Blair	250,000	$5,428,101	30,000	$841,200
Michael P. Donovan	365,000	8,525,392	16,000	445,560
Nick J. Grujich	35,000	501,478	5,750	145,620
Thomas M. Farah	14,000	372,345	2,500	62,400
Richard W. Hunt	—	—	6,250	181,188

(1)	Represents the fair market value in excess of the exercise price on the date of exercise for all options exercised in 2007.
(2)	Represents the value of vested restricted stock awards based on the closing price of our common stock as traded on The Nasdaq Global Select Market on the date of vesting.

2007 Potential Post-Termination & Change in Control Benefits

As described in our Compensation Discussion & Analysis, we maintain certain arrangements with our named executive officers that provide for termination benefits. The information below describes and quantifies compensation that would have become payable under our existing plans and arrangements if a named executive’s employment had terminated on December 31, 2007, given the named executive’s compensation level and, as applicable, based on the closing price of our common stock as traded on The Nasdaq Global Select Market on that date. These benefits are in addition to benefits generally made available to our salaried employees, such as accrued vacation and distributions from our tax-qualified plans.

Employment Agreements

We currently have employment agreements with Messrs. Blair, Donovan, Grujich and Hunt, as described below.

Messrs. Donovan’s, Blair’s and Grujich’s Employment Agreements Effective July 1, 2005, and Mr. Hunt’s Employment Agreement Prior to March 22, 2007. Pursuant to Messrs. Blair’s, Donovan’s and Grujich’s employment agreements dated July 1, 2005, and Mr. Hunt’s employment agreement prior to March 22, 2007, in the event the executive officer’s employment is terminated by us for cause, or the executive officer terminates his employment without good reason, the executive officer is entitled to receive his base salary through the date of termination, reimbursement for any unreimbursed business expenses properly incurred by him in accordance with our policy prior to his termination date, and employee benefits, if any, to which he may be entitled under the terms of our employee benefit plans.

In addition, if an executive officer’s employment is terminated due to death or permanent disability, by us without cause or by the executive officer with good reason, the executive officer is entitled to his base salary, automobile allowance and health care benefits at our expense through the remaining term of his employment agreement or for a period of twelve months, whichever is longer. Good reason means that we assigned duties that were inconsistent in any respect with the executive officer’s position (including status, offices, titles and reporting relationships), or we failed to honor all of the terms of his employment agreement, excluding for such purpose any isolated, insubstantial and inadvertent action by us not taken in bad faith and which we remedied promptly after receiving the executive officer’s written notice.

If there is a change in control, as defined in the employment agreements, and within eighteen months the executive officer’s employment is terminated by us without cause or by the executive officer for good reason, then the executive officer is entitled to a lump-sum payment equal to two times his base salary, without regard to any reduction in base salary after the change in control, automobile allowance and health care benefits at our expense through the remaining term of his employment agreement or for a period of twelve months, whichever is longer. However, the amount of benefits payable to the executive or accelerated for his benefit as a result of the change in control will be reduced so that those payments will not be subject to the excise tax imposed by Section 4999 of the Code. Mr. Hunt’s employment agreement made no provision for a reduction in the amounts payable to him which would be subject to the excise tax.

Messrs. Blair’s and Grujich’s Employment Agreements Effective February 28, 2008. Messrs. Blair and Grujich executed new employment agreements with us effective February 28, 2008 that are substantially similar and replace their agreements that were effective July 1, 2005. Pursuant to the new agreements, if an executive officer’s employment is terminated due to death or permanent disability, by us without cause or by the executive officer with good reason, upon the satisfaction by the executive officer of certain conditions stipulated in the employment agreement, the executive officer is entitled to two times his base salary payable in the form of a salary continuation over the twelve-month period following his termination date; health care benefits at our expense for a period of twelve months following his termination date; and immediate vesting on the date of termination of all equity awards held by the executive officer that relate to our common stock that would have vested in the twelve-month period following his termination date. Good reason means that we assigned duties that were inconsistent in any material respect with the executive officer’s position (including status, offices, titles and reporting relationships), and we failed to honor all of the terms of his employment agreement, excluding for such purpose, any isolated, insubstantial and inadvertent action by us not taken in bad faith and which we remedied promptly after receiving the executive officer’s written notice.

If an executive officer’s employment is terminated by us for cause or by the executive officer without good reason, he is entitled to his base salary through the date of termination, reimbursement for any unreimbursed business expenses properly incurred by him in accordance with our policy prior to his termination date, and employee benefits, if any, to which he may be entitled under the terms of our employee benefit plans.

In the event of a change in control of the Company, as defined in the employment agreement, and subject to the executive officer’s continued employment with us on the date of a change in control, all equity awards held by him that relate to our common stock will fully vest immediately prior to the date of the change in control. In addition, if the executive officer’s employment is terminated within twelve months after a change in control by us without cause or by the executive officer for good reason, then the executive officer is entitled to lump-sum payments equal to two times his base salary and two times his target bonus, as defined in the employment agreement, without regard to any reduction in base salary after the change in control; and health care benefits at our expense for a period of twelve months following his termination date. However, the amount of benefits payable to the executive or accelerated for his benefit as a result of the change in control will be reduced so that those payments will not be subject to the excise tax imposed by Section 4999 of the Code.

Mr. Hunt’s Employment Agreement, As Amended. Mr. Hunt’s employment agreement of June 26, 2006 was modified effective March 22, 2007 from a three-year term to a term ending on December 31, 2008, and provisions concerning cash incentive awards and payments upon termination of employment and change in control were no longer in effect.

Restricted Stock Award & Stock Option Agreements

Restricted Stock Awards. As of December 31, 2007, all of our named executive officers held restricted shares of common stock awarded pursuant to our 2003 Equity Incentive Plan and/or our 2006 Stock Incentive Plan, which we call in this section the “2003 Plan” and the “2006 Plan”, respectively.

With regard to awards made pursuant to the 2003 Plan to Messrs. Donovan, Farah and Hunt, and according to Messrs. Blair’s and Grujich’s award agreements prior to their execution of an employment agreement effective February 28, 2008, in the event of an executive officer’s death or disability, the unvested portion of his restricted stock award will vest immediately. If the executive officer’s employment is terminated for any reason other than death or disability, all unvested shares subject to the stock award are forfeited as of the date of his termination and any rights he has to the stock award become null and void. In the event of a change in control, as defined in the Plan, all outstanding restricted shares become vested immediately as of the effective date of such change in control.

With regard to awards made pursuant to the 2006 Plan to Messrs. Donovan and Farah, and to Messrs. Blair and Grujich prior to their execution of an employment agreement effective February 28, 2008, in the event an executive officer’s employment is terminated for any reason, the unvested or unearned portion of his restricted stock award is forfeited immediately upon such termination and he will have no further rights with respect to that portion. The Compensation Committee has sole discretion to determine the effect, if any, on an award, including, but not limited to, its vesting, earning and/or exercisability, in the event of a change in control of the Company. Without limiting the effect of the foregoing, in the event of a change in control, the Compensation Committee’s discretion includes, but is not limited to, the discretion to determine that an award will vest, be earned or become exercisable in whole or in part, be assumed or substituted for another award, be cancelled without the payment of consideration, be cancelled in exchange for a cash payment or other consideration, and/or that other actions (or no action) be taken with respect to the award.

Pursuant to Messrs. Blair’s and Grujich’s employment agreements effective February 28, 2008, in the event an executive officer’s employment is terminated by us without cause or by the executive officer for good reason, including death or permanent disability, all equity awards held by Messrs. Blair and Grujich that relate to our common stock that would have vested in the twelve-month period following their termination date had they remained employed by us during such twelve-month period will immediately vest on the date of termination. In the event of a change in control of the Company, as defined in the employment agreement, and subject to the executive officer’s continued employment with us on the date of a change in control, all equity awards held by him that relate to our common stock will fully vest immediately prior to the date of the change in control.

Stock Options. At December 31, 2007, Messrs. Blair, Donovan, Grujich and Farah held vested options to purchase our common stock pursuant to our 1999 Stock Option Plan, 2000 Stock Option Plan and/or 2003 Equity Incentive Plan. All stock options are subject to the termination provisions of the grant or award agreement and the respective Plan.

In the case of stock options granted to our named executive officers under the 1999 Stock Option Plan, 2000 Stock Option Plan and 2003 Equity Incentive Plan, in the event of an executive officer’s termination for any reason other than death, disability, retirement or for cause, the executive may only exercise those options that were exercisable as of the date of termination and only for a period of ninety days following termination or until the expiration of the term of the option, if earlier. In the event of an executive officer’s termination due to death or disability, all stock options held by him may be exercised for a period of one year following the date of termination, or, if sooner, until the expiration of the stock option award. In the event of an executive officer’s retirement, he may exercise his stock options within one year following the date of termination, or, if sooner, upon expiration of the term of the option. Incentive stock options exercised more than ninety days following the date of retirement will be treated as non-qualified stock options under the Code. If an executive officer’s employment is terminated for cause, as defined in the plan, all rights with respect to his stock option awards expire immediately as of the effective date of termination.

While our stock option plans contain provisions relating to a change in control, our executive officers held no unvested stock options as of December 31, 2007.

The following table shows payments to which our named executive officers would have been entitled as a result of an assumed termination of their employment as of December 31, 2007, depending upon the nature and circumstances of such termination.

					Termination Within 18 Months of Change in Control
Name	Benefits	Voluntary Termination for Good Reason ($)	Termination Upon Death or Disability ($)	Involuntary Termination Without Cause ($)	Involuntary Termination Without Cause ($)(2)	Voluntary Termination for Good Reason ($)(2)	Change in Control ($)(5)
David T. Blair(1)(2)	Employment Agreement(a)	$450,421	$450,421	$450,421	$875,421	$875,421	—
	Restricted Stock Awards(b)	—	2,608,000	—	—	—	$1,564,800
Michael P. Donovan(1)(2)	Employment Agreement(a)	322,373	322,373	322,373	622,373	622,373	—
	Restricted Stock Awards(b)	—	1,481,344	—	—	—	866,720
Nick J. Grujich(1)(2)	Employment Agreement(a)	319,642	319,642	319,642	619,642	619,642	—
	Restricted Stock Awards(b)	—	1,023,640	—	—	—	520,040
Thomas M. Farah(3)	Restricted Stock Awards(b)	—	443,360	—	—	—	195,600
Richard W. Hunt(4)	Restricted Stock Awards(b)	—	163,000	—	—	—	—

(1)	Messrs. Blair’s, Donovan’s and Grujich’s employment agreements provide a three-year term commencing on July 1, 2005.
(2)	Pursuant to their employment agreements, Messrs. Blair, Donovan and Grujich are subject to cut-back on payments, benefits and distributions to the extent payments in connection with a change in control would exceed the limits set forth in Section 280G of the Code. No effect is given in the table to such possible cut-back.
(3)	Mr. Farah has no employment agreement.
(4)	Mr. Hunt’s employment agreement provided a three-year term commencing on June 26, 2006. Prior to March 22, 2007, Mr. Hunt’s employment agreement was substantially similar to those of Messrs. Blair, Donovan and Grujich, containing substantially similar provisions with regard to a change in control of the Company. As of that date, Mr. Hunt’s agreement was amended from a three-year term to a term ending on December 31, 2008, and provisions concerning payments upon termination of employment and change in control were no longer in effect.
(5)	Pursuant to the restricted stock award agreements under the 2003 Equity Incentive Plan, all unvested shares subject to the restricted stock award vest immediately as of the effective date of a change in control.
(a)	The amounts shown reflect the greater of base salary continuation to the executive through the remaining employment term of the agreement or 12 months of base salary, or, in the case of terminations within 18 months of a change in control, a lump sum payment equal to two times base salary. For Messrs. Blair, Donovan and Grujich, the amounts also include payment continuation of an automobile allowance of $12,000, $10,000 and $6,000, respectively, through the remaining employment term, and continuation of health care benefits in the amount of $13,421, $12,373 and $13,642, respectively, provided at the Company’s expense, through the greater of the remaining employment term or, if longer, 12 months. Amounts shown do not include term life insurance payable in an amount equal to at least three times the executive officer’s base salary, and long-term disability benefits payable at $15,000 per month after a ninety-day elimination period up to age 65.
(b)	The amounts are determined by multiplying the number of shares of restricted stock that would have vested as a result of acceleration by the closing price of our common stock as traded on The Nasdaq Global Select Market on December 31, 2007 of $26.08.

DIRECTOR COMPENSATION

General

Our directors are compensated through a combination of cash retainers and equity-based incentives. The level and mix of director compensation is revised by the Board of Directors, upon recommendation of the Compensation Committee, on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. Our review of directors’ compensation also considers the increased liability of directors at publicly-traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices. In 2006 the Board undertook a review of our director compensation program. As part of that process the Board reviewed a survey of director compensation at 39 selected companies as well as the 2005 Towers Perrin HR Services report on “Director Pay: Current Trends and Practices.” At the conclusion of this review the Board implemented our new director compensation program. The Board endeavored to establish director compensation programs at the competitive median of the marketplace for similar companies based on relative size, complexity and industry. The Board believes that the current director compensation program is appropriate for attracting and retaining qualified directors and aligning their interests with those of our shareholders.

We refer to “Qualifying Directors” as directors who were not employees, who did not have a beneficial interest in 10% or more of our common stock and who were not officers or employees of organizations that owned 10% or more of our common stock. Qualifying Directors are paid annual cash retainers for Board and committee service and are granted an award of restricted stock. These payments and awards constitute payment for all Board and committee meetings and responsibilities. Directors who were not Qualifying Directors received no compensation for service. Mr. Thomas Blair, whose ownership level has been reduced below 10%, has waived the receipt of compensation so that he will continue to be treated as a non-Qualifying Director. However, all directors are reimbursed for reasonable travel and incidental expenses incurred in attending meetings and carrying out their duties as directors.

The following table provides information on the compensation paid to our directors during the year ended December 31, 2007:

				Supplemental Data
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)	Stock Awards Outstanding at Year End (#)	Stock Options Outstanding and Exercisable at Year End (#)
Thomas L. Blair(2)	—	—	—	—	—
William E. Brock	$66,000	$45,648	$111,648	3,000	—
Edward S. Civera	160,000	45,648	205,648	3,000	35,000
Steven B. Epstein	59,000	45,648	104,648	3,000	25,000
Daniel J. Houston(3)	—	—	—	—	—
Michael R. McDonnell	68,000	45,648	113,648	3,000	15,000
Kenneth A. Samet	62,000	45,648	107,648	3,000	—
Dale B. Wolf	71,000	45,648	116,648	3,000	25,000

(1)	On June 1, 2007, each of the Qualifying Directors received an award of 2,000 shares of restricted stock pursuant to the 2006 Stock Incentive Plan. The grant date fair market value of each of those restricted stock awards, as determined under Financial Accounting Standard No. 123(R), was $30.24. The shares awarded vest in two equal, annual installments, with the first installment vesting on May 31, 2008. The amounts under the Stock Awards column represent the expense we recognized in 2007 related to the vesting of these and previously granted stock awards. Refer to the discussion under “Stockholders’ Equity” in note 9 to the consolidated financial statements filed in our Form 10-K for the year ended December 31, 2007.
(2)	Mr. Thomas Blair received no compensation for service as a director during 2007.
(3)	Based on his employment with Principal Financial Group, Mr. Daniel Houston received no compensation for service as a director.

Cash Compensation

Qualifying Directors, other than the Chairman of the Board, are paid, in equal, quarterly installments, an annual retainer of $48,000 and an annual retainer fee for each Board committee on which they serve. No additional fees are paid to directors for their attendance at Board and committee meetings. The Chairman of the Board is paid a total annual retainer of $160,000, payable in equal, quarterly installments, for his service as Chairman and on any committees.

The following table shows the annual amount of retainers for service by chairs and members on the various committees:

Committee & Position	Annual Retainer
Audit Committee
Chair	$14,000
Member	8,000
Compensation Committee
Chair	10,000
Member	6,000
Ethics, Governance & Nominating Committee
Member	5,000
Executive Committee
Member	10,000

Equity-Based Compensation

Historically, the primary form of equity compensation that we granted our directors consisted of stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by Directors in our industry that they would receive stock options. The accounting treatment for stock options changed in 2006 as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. We assessed the desirability of granting shares of restricted stock and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

The granting of restricted shares in our directors’ base compensation is part of our overall long-term compensation strategy that emphasizes the alignment of the interests of our Board/management team with those of our shareholders. Qualifying Directors are automatically granted restricted stock awards of 2,000 shares of common stock beginning on June 1, 2007 and on each June 1 thereafter pursuant to the 2006 Stock Incentive Plan. One-half of the shares vest on the following May 31st, and the other one-half vest on the second May 31st after the grant date. In the event of death or retirement of a director, or if the director ceases to serve as a director following a change in control, as defined in the Plan, then the vesting of the restricted stock awards would be accelerated. If a director’s service is terminated for any reason other than death, retirement or following a change of control, and he has not yet earned all or part of the award pursuant to his award agreement, then the award, to the extent not earned at the director’s termination date, is forfeited immediately upon his termination and he has no further rights to that award and the shares underlying that portion of the award that have not yet been earned and vested.

Up through and including 2005, Qualifying Directors were granted non-qualified stock options pursuant to the 2000 Directors’ Stock Option Program and the Amended & Restated 2000 Directors’ Stock Option Program. Our Qualifying Directors held an aggregate of 100,000 outstanding options as of December 31, 2007. The term of these options commences on the date of grant and expires ten years from that date, and the exercise price is the fair market value, as defined in the Plan, of our common stock on the date of grant. Based on a change in the accounting treatment for stock options as a result of Statement of Financial Accounting Standards No. 123(R), and upon approval by the Board of Directors, we accelerated unvested options as of December 31, 2005, and such options became exercisable as of that date.

Pursuant to the 2000 Directors’ Stock Option Program, and as amended and restated, in the event a Qualifying Director’s service is terminated due to death, disability or retirement, his stock options are exercisable for a two-year period following termination of his service, or if sooner, until the expiration of his stock option award. Upon a change in control, as defined in the Plan, the Qualifying Director’s stock options remain exercisable for the term of the option. In the event a Qualifying Director is terminated for cause, as defined in the Plan, his options expire immediately as of the effective date of his termination. If his service is terminated for any other reason, the Qualifying Director’s stock options are exercisable for a period of ninety days following termination of his service, or if sooner, until the expiration of his stock option award.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides independent review and oversight of the quality and integrity of our accounting and financial reporting processes and published financial statements, the system of internal controls that management and the Board of Directors have established, and the audit process.

The Committee met ten times during 2007, including meetings with the Company’s management and independent registered public accountants, and, whenever appropriate, executive sessions with our independent registered public accountants without management.

The Committee has reviewed and discussed with our management and our independent registered public accountants the audited consolidated financial statements for the year ended December 31, 2007, which are included in our annual report on Form 10-K, and management’s assessment of the effectiveness of, and the independent registered public accountant’s evaluation of, our internal controls over financial reporting. The Committee also discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, including the quality and acceptability of the Company’s financial reporting process and controls.

In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has considered the compatibility of non-audit services with auditors’ independence.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. The independent registered public accountants are responsible for performing an independent audit of our consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with generally accepted auditing principles and on the effectiveness of our internal controls over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2007, for filing with the SEC. The Audit Committee has appointed PricewaterhouseCoopers to be our independent registered public accountants for the year ending December 31, 2008, and has recommended that the Board of Directors submit such selection to our shareholders for ratification.

AUDIT COMMITTEE

MICHAEL R. MCDONNELL, CHAIRMAN

WILLIAM E. BROCK

KENNETH A. SAMET

DALE B. WOLF

STOCK OWNERSHIP

The following table provides information as of March 31, 2008, derived from beneficial ownership reports filed with the SEC and furnished to us, and other information provided to us, about the shares of our common stock that may be considered to be owned beneficially, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, by each beneficial owner of more than 5% of our outstanding common stock, by each of our directors or nominees for director, by each of our named executive officers in the executive compensation table, and by all of our directors and executive officers as a group. Unless otherwise indicated, the business address of such person is HealthExtras, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

Name	Total	Percent of Common Stock Outstanding
Principal Financial Group, Inc(1).	5,227,500	12.2%
Thomas L. Blair(2)	3,087,233	7.2%
T. Rowe Price Associates(3)	2,577,200	6.0%
Tremblant Capital Group(4)	2,483,659	5.8%
David T. Blair(5)	993,920	2.3%
Michael P. Donovan(6)	369,360	*
Thomas M. Farah(7)	122,640	*
Nick J. Grujich(8)	137,635	*
Richard W. Hunt	6,250	*
William E. Brock	12,000	*
Edward S. Civera(9)	39,000	*
Steven B. Epstein(10)	29,000	*
Daniel J. Houston(11)	—	—
Michael R. McDonnell(12)	19,250	*
Kenneth A. Samet	4,000	*
Dale B. Wolf(13)	31,000	*
All directors and executive officers as a group (13 persons)(11,14)	4,851,288	10.9%

*	Less than 1% of outstanding shares.
(1)	Daniel J. Houston, a director of HealthExtras, is employed by Principal Financial Group or one of its affiliates. The business address for Mr. Houston is in care of Principal Financial Group, Inc., 711 High Street, Des Moines, Iowa 50392.
(2)	Thomas L. Blair and his wife may be deemed the beneficial owners of an aggregate of 3,087,233 shares of common stock of which 625,148 shares are pledged as security. Of the total shares, Mr. Blair has sole power, or joint power with Mrs. Blair, to vote and to invest 1,777,233 shares, and Mrs. Blair has sole power to vote and to invest 1,310,000 shares in her capacity as trustee.
(3)	Pursuant to a Schedule 13-G filed on February 13, 2008 by T. Rowe Price Associates, Inc., referred to as Price Associates, the number of shares owned beneficially as of December 31, 2007 was 2,577,200, with sole voting power as to 314,200 shares and sole dispositive power as to 2,577,200 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(4)	Pursuant to a Schedule 13-G filed on February 14, 2008 by Tremblant Capital Group, the number of shares owned beneficially as of December 31, 2007 was 2,483,659, with sole voting and dispositive power as to all shares. The principal business address for Tremblant Capital Group is 767 Fifth Avenue, New York, New York 10153.

(5)	Includes 753,000 shares of common stock which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $6.62.
(6)	Includes 306,480 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $6.62.
(7)	Includes 85,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $2.88.
(8)	Includes 65,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $15.96, and 3,000 shares owned by his children over which Mr. Grujich has sole voting and dispositive power.
(9)	Includes 35,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $7.39.
(10)	Includes 25,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $10.52.
(11)	Mr. Houston disclaims any beneficial ownership with respect to the shares beneficially owned by Principal Financial Group.
(12)	Includes 15,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $17.64.
(13)	Includes 25,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $10.52.
(14)	Includes shares of common stock which may be acquired within sixty days upon the exercise of outstanding options. Directors and executive officers may hold shares in brokerage accounts which could be subjected to margin calls.

We encourage our executives to adopt a stock trading plan in accordance with the guidelines specified in Rule 10b5-1 of the Securities Exchange Act of 1934. The Rule 10b5-1 plan is designed to enable our executives to avoid any real or perceived conflict of interest in connection with the trading of our securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the past fiscal year, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements except as follows. Due to administrative error, a late Form 4 was filed for Mr. Nick Grujich regarding the payment of a tax liability by the withholding of shares incident to the vesting on November 8, 2007 of restricted common stock awarded pursuant to our 2003 Equity Incentive Plan. Mr. Grujich’s ownership of the restricted shares was disclosed in the Company’s Schedule 14A filed with the SEC on April 30, 2007.

TRANSACTIONS WITH RELATED PERSONS

It is our policy that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction. In each case, the Audit Committee will consider whether the transaction is fair and reasonable to us (i) in light of all of the facts and circumstances it deems relevant, and (ii) is consistent with the provisions of our

Code of Ethics & Conduct and the rules and regulations promulgated by the SEC and the Nasdaq Stock Market requirements governing related-person transactions.

During 2007, we received legal services from Epstein Becker & Green, P.C., which we refer to as “EBG”, a law firm in which Mr. Steven Epstein, a Director of ours, is a shareholder. Before Mr. Epstein was elected to our Board, we engaged EBG for legal services on a variety of matters and have continued to do so since that time. EBG, one of several law firms routinely providing services to us on an as-needed basis, renders its services at the hourly rates typically charged to its other clients, and there is no retainer agreement or other form of contract obligating the use of EBG or creating a financial penalty for not using EBG. Our legal fees from EBG were approximately $452,000 in 2007.

In February 2006, we entered into a sublease with United Medical Bank, FSB, which we refer to as “UMB”, for 4,364 square feet of finished office space on the third floor of 800 King Farm Boulevard. A member of our Board of Directors held a controlling interest in UMB. The rental rate under the sublease was the same rate specified under UMB’s prime lease with the landlord. We paid $115,000 in sublease payments in 2006 and $86,000 in 2007. The sublease was terminated effective August 31, 2007.

In September 2007, we expanded our corporate offices in Rockville, Maryland, by acquiring 34,382 square feet of finished office space from two related-person lessees on the third floor of 800 King Farm Boulevard. In these transactions, we assumed one prime lease with the landlord for 17,487 square feet of space and assumed a second prime lease with the landlord for another 16,895 square feet. In the second transaction, we contemporaneously subleased 6,932 square feet of finished office space it held on the first floor of 800 King Farm Boulevard back to the related person. The transactions allowed us to consolidate operations on two contiguous floors and reflected the assumption of actual occupancy costs. The rent we charged under the sublease is our actual rent obligation for the space, which amounted to $76,000 in 2007.

Our Senior Vice President, Pharmacy Benefits & Administration, is the brother-in-law of our Chief Executive Officer and the son-in-law of one of our Directors. During 2007, he was paid a salary of $223,250 and earned bonus and other compensation of $66,300.

All of the foregoing related-person transactions have been reviewed and approved by the Audit Committee.

MISCELLANEOUS

We will pay the cost of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities. All costs of the solicitation of proxies will be borne by the Company.

Our 2007 Annual Report to shareholders is being mailed with this proxy statement to shareholders of record as of the close of business on April 4, 2008. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to our Corporate Secretary. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any such shareholder residing at your address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record. If you are a beneficial owner who did not receive your own copy of the proxy statement or annual report for the Annual Meeting and want such a copy, you may contact us by calling or writing to us and giving us your name, mailing address, and name of the record holder of your stock. The address you should write to is: HealthExtras, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, MD 20850, Attention: Thomas M. Farah, Corporate Secretary. Our phone number is (301) 548-2900.

Copies of our annual report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2007, as filed with the SEC, will be furnished without charge to shareholders of record upon written request to the Corporate Secretary, HealthExtras, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

SHAREHOLDER PROPOSALS

Proposals for Inclusion in the 2009 Proxy Statement

Proposals that shareholders seek to have included in the proxy statement for our annual meeting of shareholders to be held in 2009 must be received by us no later than December 29, 2008. Any such proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Other Shareholder Proposals for Consideration at the 2009 Annual Meeting of Shareholders

Our Bylaws provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting, the shareholder must deliver written notice to our Corporate Secretary at our principal executive offices not less than 90 days before the time originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the shareholder’s name and address, as it appears on the our record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of our common stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board, the nominating shareholder must also provide all information regarding the nominee as required by Regulation 14A under the Securities Exchange Act of 1934, including the nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director.

2008 ANNUAL MEETING OF SHAREHOLDERS OF

HEALTHEXTRAS, INC.

June 3, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from the United States or Canada, or 1-718-921-8500 from other countries, and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES (1-800-776-9437) from the United States or Canada, or 1-718-921-8500 from other countries, or www.voteproxy.com up until 11:59 PM Eastern Time on June 2, 2008.

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. .  i

¢ 20330000000000000000 9	060308

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

					FOR	AGAINST	ABSTAIN
1.	The election as directors of all nominees listed (except as marked to the contrary below).			2. The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of HealthExtras, Inc. for the fiscal year ending December 31, 2008.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: (See instructions below) m David T. Blair m Daniel J. Houston		THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	m Kenneth A. Samet

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” all of the nominees and “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The signer acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a Proxy Statement and of the 2007 Annual Report to shareholders.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

☐

HEALTHEXTRAS, INC. 2008 ANNUAL MEETING OF SHAREHOLDERS June 3, 2008 10:00 a.m. Eastern Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven B. Epstein and Dale B. Wolf, and each of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of HealthExtras, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on June 3, 2008, at 10:00 a.m. Eastern Time, at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting, as follows:

(Continued and to be signed on the reverse side)
14475

2008 ANNUAL MEETING OF SHAREHOLDERS OF

HEALTHEXTRAS, INC.

June 3, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20330000000000000000 9	060308

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE  ☒

1. The election as directors of all nominees listed (except as marked to the contrary below).				2. The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of HealthExtras, Inc. for the fiscal year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: (see instructions below) m David T. Blair m Daniel J. Houston m Kenneth A. Samet

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” all of the nominees and “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The signer acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a Proxy Statement and of the 2007 Annual Report to shareholders.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐

HEALTHEXTRAS, INC. 2008 ANNUAL MEETING OF SHAREHOLDERS June 3, 2008 10:00 a.m. Eastern Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven B. Epstein and Dale B. Wolf, and each of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of HealthExtras, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on June 3, 2008, at 10:00 a.m. Eastern Time, at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting, as follows:

(Continued and to be signed on the reverse side)
14475